Exhibit 99.1

Tallgrass Energy Increases Quarterly Distributions and Announces Date for Fourth

Quarter 2015 Financial Results and 2016 Guidance

LEAWOOD, Kansas—(BUSINESS WIRE)—Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced their quarterly distributions for the fourth quarter of 2015. The distributions will be paid on Friday, February 12, 2016, to unitholders and shareholders of record as of the close of business on Friday, January 29, 2016. Tallgrass also announced that it will release fourth quarter 2015 financial results and hold a conference call on Wednesday, February 17, 2016.

TEP

The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.64 per common unit for the fourth quarter of 2015, or $2.56 on an annualized basis. This represents a 32 percent increase from the fourth quarter 2014 distribution of $0.485 per common unit and a 6.7 percent sequential increase from the third quarter 2015 distribution of $0.60 per common unit. It is TEP’s tenth consecutive increase since its IPO in May 2013.

TEGP

The board of directors of TEGP’s general partner declared a quarterly cash distribution of $0.173 per Class A share for the fourth quarter of 2015, or $0.692 on an annualized basis. This represents a 20.1 percent sequential increase from the third quarter 2015 distribution of $0.144 per Class A share and its second consecutive increase since its IPO in May 2015.

Fourth Quarter 2015 Financial Results, 2016 Guidance and Conference Call

Tallgrass plans to report fourth quarter 2015 financial results and release 2016 financial guidance on Wednesday, February 17, 2016 after the market close. Tallgrass will hold a conference call at 4:00 pm Central Time that same day to provide further details on these topics.

Tallgrass invites unitholders, shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’s website at www.tallgrassenergy.com.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North

America. TEP currently provides natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through its Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. It provides crude oil transportation to customers in Wyoming, Colorado and the surrounding regions through its membership interest in Tallgrass Pony Express Pipeline. TEP also provides services for customers in Wyoming through Tallgrass Midstream at its Casper and Douglas natural gas processing and its West Frenchie Draw natural gas treating facilities and provides water business services to customers in Colorado and Texas through BNN Water Solutions. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP’s incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information

Investor and Financial Inquiries

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond

(913) 928-6014

media.relations@tallgrassenergylp.com